                                                                      EXHIBIT 12

HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND TO COMBINED
FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                                     Year Ended December 31
                                    ----------------------------------------------------------
                                         1998        1997         1996        1995        1994
                                    ---------   ---------    ---------   ---------   ---------
                                   (Unaudited)
Income from continuing operations   $   304.9   $   767.1    $   650.0   $   412.3   $   434.1
Income taxes                            361.8       391.9        358.1       295.3       252.0
                                    ---------   ---------    ---------   ---------   ---------
Income before income taxes              666.7     1,159.0      1,008.1       707.6       686.1

Fixed charges:
   Interest expense/1/                2,009.3     1,863.0      1,727.9     1,675.9     1,330.2
   Interest portion of rentals/2/        48.1        46.8         45.2        37.1        24.9
                                    ---------   ---------    ---------   ---------   ---------
Total fixed charges                   2,057.4     1,909.8      1,773.1     1,713.0     1,355.1

Total earnings as defined             2,724.1   $ 3,068.8    $ 2,781.2   $ 2,420.6   $ 2,041.2
                                    ---------   ---------    ---------   ---------   ---------
Ratio of earnings to fixed charges       1.32        1.61         1.57        1.41        1.51
                                    ---------   ---------    ---------   ---------   ---------
Preferred stock dividends/3/             -      $    14.6    $    19.4   $    21.3   $    19.6
                                    ---------   ---------    ---------   ---------   ---------
Ratio of earnings to combined fixed
    charges and preferred stock
    dividends/4/                         1.32        1.59         1.55        1.40        1.48
                                    ---------   ---------    ---------   ---------   ---------
Ratio of earnings to combined fixed
    charges and preferred stock
    dividends, excluding merger and
    integration related costs            1.81        -            -           -           -
                                    ---------   ---------    ---------   ---------   ---------

/1/ For financial statement purposes, these amounts are reduced for income earned on temporary investment of excess funds, generally resulting from over-subscriptions of commercial paper issuances.

/2/ Represents one-third of rentals, which approximates the portion representing interest.

/3/ Preferred stock dividends are grossed up to their equivalents.

/4/ The 1998 ratios have been negatively impacted by the one-time merger and integration related costs associated with our merger with Beneficial Corporation. As a result, ratios excluding these costs have also been presented for comparative purposes.